Exhibit 16
500 East Middlefield Road	Telephone 650 404 5000
Mountain View, CA 94043

June 24, 2003

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Versant Corporation and, under the date of

November 26, 2002, we reported on the consolidated financial statements of Versant

Corporation as of and for the year ended October 31, 2002. On June 23, 2003, our appointment as principal accountants was terminated. We have read Versant Corporation’s statements included under subparagraphs (i), (ii) and (iv) of the first paragraph under Item 4 of its Form

8-K dated June 24, 2003, and we agree with such statements.

Very truly yours,

/s/ KPMG LLP